EXHIBIT 99.1

INVESTOR CONTACT	MEDIA CONTACT
Scott Wylie	Anna Del Rosario
Vice President – Investor Relations	Director – Corporate Communications
Altera Corporation	Altera Corporation
(408) 544-6996	(408) 544-6397
swylie@altera.com	newsroom@altera.com

ALTERA ANNOUNCES FIRST QUARTER RESULTS

San Jose, Calif., April 23, 2007 — Altera Corporation (NASDAQ: ALTR) today announced first quarter 2007 sales of $304.9 million, down 4 percent from the fourth quarter of 2006 and up 4 percent from the first quarter of 2006.

First quarter 2007 net income was $75.1 million, $0.21 per diluted share, compared with net income of $58.7 million, $0.16 per diluted share, in the first quarter of 2006.

Altera repurchased 7.2 million shares of its common stock during the quarter at a cost of $145 million. Altera ended the quarter with $1.5 billion in cash and investments.

As previously announced, Altera will pay a quarterly cash dividend of $0.04 per share on June 1, 2007 to shareholders of record on May 10, 2007.

“Although slowing conditions in the communications market and continuing customer inventory corrections muted our sales in the first three months of 2007, we anticipate that industry conditions will improve in the second quarter,” said John Daane, president, chief executive officer, and chairman of the board. “We have begun delivery of the Cyclone® III family, the industry’s first low-cost 65-nm FPGAs. A steadily growing number of designs are underway targeting our previously announced Stratix® III FPGAs, and we are seeing excellent overall customer traction. We remain on track to ship the first Stratix III FPGAs in the third quarter. In addition to providing greater performance and more features, both of these 65-nm families deliver significant and unique power-saving innovations that address critical power use challenges experienced by many of our customers.”

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Several recent accomplishments mark the company’s continuing progress:

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More than 250 customers participated in Altera’s Cyclone III early access program and are already designing Cyclone III FPGAs into applications that target consumer, automotive, military, industrial and wireless communications markets. Cyclone III FPGAs deliver an unprecedented combination of power, functionality, and cost which enables them to penetrate applications not previously addressable by programmable logic. With a rich supply of logic, memory, and digital signal processing (DSP) capabilities, Cyclone III FPGAs offer a compelling alternative to conventional embedded processor or DSP solutions, as well as other applications requiring a specialized logic solution. Production-qualified Cyclone III devices will be available in August, continuing the leadership Altera established in the low-cost FPGA space with the introduction of the original Cyclone family in 2002.

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Altera’s software-based Nios® embedded processor series remains the industry’s most popular PLD soft core processor because it simplifies embedded processor development and offers best-in-class performance. Last year Altera introduced the Nios II C-to-H Hardware Acceleration Compiler (C2H Compiler), which appeals to a broader audience beyond the traditional FPGA designer. Using this tool, embedded software designers can, in one mouse click, eliminate performance bottlenecks in their code by offloading software to a hardware accelerator. The Nios II C2H Compiler reduces development time from weeks to minutes and makes an Altera® solution readily available to software designers who would not previously have developed an FPGA-based solution. Altera recently won the EDN 2006 Innovation Award in the software category for the Nios II C2H Compiler, demonstrating the substantial benefit available to electronic design engineers through Altera’s Nios software. EDN Innovation Awards, which honor outstanding engineering products in the electronics industry, are the result of pre-selection by a panel of EDN technical editors and voting by EDN’s readers.

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Demonstrating the company’s extensive support for the fast-expanding Chinese market, Altera has opened its 30th joint laboratory and training center in China. These centers enable design engineering students to gain expertise in FPGA and structured ASIC design methodology. Like other Altera-sponsored centers, this newest center, at South China Normal University, is equipped with the latest Altera Quartus® II software and development kits enabling professors to conduct hands-on training with students. These efforts are part of the long-established Altera University Program. This program provides free software tools, devices, intellectual property cores, and ready-to-teach exercises and tutorials, as well as low-cost development and education boards, to more than 3,000 colleges and universities worldwide.

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Business Outlook for the Second Quarter 2007

Sequential Sales Growth	1% to 4%

Gross Margin	65% to 66%

Research and Development	Approximately $70 million

SG&A	Approximately $70 million

Other Income	Approximately $16 million

Tax Rate	13% to 15%

Conference Call and Quarterly Update:

A conference call will be held today at 2:00 p.m. Pacific Time to discuss the quarter’s results and management’s outlook for the second quarter of 2007. The web cast and subsequent replay will be available in the investor relations section of the company’s web site at http://www.altera.com. A telephonic replay of the call may be accessed later in the day by calling (719) 457-0820 and referencing confirmation code 258712. The telephonic replay will be available for two weeks following the live call.

Altera’s second quarter business update will be issued in a press release available after the market close on June 5, 2007.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will,” “expects,” “anticipates,” or other words that imply or predict a future state. Forward-looking statements include any projection of revenue, gross margin, expense or other financial items discussed in the Business Outlook section of this press release as well as comments relating to new products and anticipated product rollouts. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, customer business environment, market acceptance of the company’s products, the rate of growth of the company’s new products including the Cyclone III, Stratix III, Stratix II, Stratix II GX, Cyclone II, MAX® II and HardCopy® device families, changes in the mix of our business between prototyping and production-based demand, as well as

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changes in economic conditions and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera’s programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more at www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries.

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ALTERA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	THREE MONTHS ENDED
	March 30 2007	December 29 2006	March 31 2006
Net sales	$304,916	$317,392	$292,830
Cost of sales (1)	104,512	107,007	97,106

Gross margin	200,404	210,385	195,724

Operating expenses:
Research and development (1)	58,455	58,355	62,857
Selling, general, and administrative (1)	71,784	73,994	76,249

Total operating expenses	130,239	132,349	139,106

Income from operations	70,165	78,036	56,618
Interest and other income, net	17,113	18,842	12,433

Income before income taxes	87,278	96,878	69,051
Provision (Benefit) for income taxes	12,219	(2,984)	10,358

Net income	$75,059	$99,862	$58,693

Net income per share:
Basic	$0.21	$0.28	$0.16

Diluted	$0.21	$0.27	$0.16

Shares used in computing per share amounts:
Basic	357,594	362,569	359,479

Diluted	363,648	368,448	367,047

Tax rate	14.0%	-3.1%	15.0%

% of Net Sales:
Gross margin	65.7%	66.3%	66.8%
Research and development	19.2%	18.4%	21.5%
Selling, general, and administrative	23.5%	23.3%	26.0%
Income from operations	23.0%	24.6%	19.3%
Net income	24.6%	31.5%	20.0%
Note:

(1) Includes stock-based compensation expenses as follows:

Cost of sales	$333	$369	$523
Research and development	$5,513	$6,549	$7,924
Selling, general, and administrative	$7,257	$8,583	$10,466

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ALTERA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 30 2007	December 29 2006
Assets

Current assets:
Cash and short-term investments	$1,279,996	$1,363,747
Accounts receivable, net	130,451	93,263
Inventories	83,156	78,477
Deferred compensation plan assets	73,206	69,378
Other current assets	146,396	148,155

Total current assets	1,713,205	1,753,020
Long-term investments	245,902	256,563
Property and equipment, net	184,774	178,363
Deferred income taxes and other assets, net	65,618	45,314

	$2,209,499	$2,233,260

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and current liabilities	$135,517	$248,976
Deferred compensation plan obligations	73,206	69,378
Deferred income and allowances on sales to distributors	280,817	298,078

Total current liabilities	489,540	616,432
Income taxes payable	134,387	—
Capital lease obligations	1,087	1,304
Other non-current liabilities	7,731	7,363
Stockholders’ equity	1,576,754	1,608,161

	$2,209,499	$2,233,260

Key Ratios & Information

Current Assets/Current Liabilities	3:1	3:1
Liabilities/Equity	1:2	1:3
Annualized YTD Return on Equity	19%	23%
Quarterly Depreciation Expense	$7,479	$7,133
Quarterly Capital Expenditures	$13,890	$10,692
Annualized Sales per Employee	$461	$506
Number of Employees	2,642	2,654
Inventory MSOH (a): Altera	2.4	2.2
Inventory MSOH (a): Distribution	1.3	1.3
Days Sales Outstanding	39	27

(a) MSOH: Months Supply On Hand

Notes:

(1) On December 30, 2006, we adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). Implementation of FIN 48 resulted in a decrease in income taxes payable and an increase to retained earnings of approximately $2.3 million, and a reclassification from current to non-current income taxes payable of approximately $117 million.

(2) Certain reclassifications have been made to prior period balances in order to conform to the current period’s presentation.

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ALTERA CORPORATION

REVENUE SUMMARY

(Unaudited)

	Q1’07	Q4’06	Q1’06	Q-Q Growth	Y-Y Growth
Geography
North America	22%	22%	26%	-5%	-11%

Asia Pacific	33%	31%	24%	3%	44%
Europe	25%	26%	25%	-6%	4%
Japan	20%	21%	25%	-11%	-18%

International	78%	78%	74%	-4%	10%

Total	100%	100%	100%	-4%	4%

Product Category
New	25%	24%	13%	1%	100%
Mainstream	32%	32%	36%	-4%	-6%
Mature & Other	43%	44%	51%	-7%	-13%

Total	100%	100%	100%	-4%	4%

Market Segment
Communications	39%	39%	44%	-4%	-6%
Industrial	37%	35%	33%	3%	15%
Consumer	15%	15%	13%	-8%	19%
Computer & Storage	9%	11%	10%	-20%	-4%

Total	100%	100%	100%	-4%	4%

FPGAs and CPLDs
FPGA	72%	71%	71%	-3%	5%
CPLD	19%	19%	19%	-4%	3%
Other	9%	10%	10%	-11%	0%

Total	100%	100%	100%	-4%	4%

Product Category Description

Category	Products
New	Stratix II, Stratix II GX, Cyclone II, Cyclone III, MAX II, HardCopy and HardCopy II
Mainstream	Stratix, Stratix GX, Cyclone, and MAX 3000A
Mature & Other	Classic, MAX 7000, MAX 7000A, MAX 7000B, MAX 7000S, MAX 9000, FLEX 6000, FLEX 8000, FLEX 10K, FLEX 10KA, FLEX 10KE, APEX 20K, APEX 20KE, APEX 20KC, APEX II, ACEX 1K, Mercury, Excalibur, configuration and other devices, intellectual property cores, and software and other tools

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